Exhibit 32.2

Written Statement of the Executive Vice President and Chief Financial Officer

Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Executive Vice President and Chief Financial Officer of Oshkosh Corporation (the “Company”), hereby certify, to the best of my knowledge, that the Quarterly Report on Form 10-Q of the Company for the three months ended September 30, 2026 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Matthew A. Field
Matthew A. Field
October 29, 2026